Final Term Sheet

Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated March 21, 2019

Preliminary Prospectus Supplement dated March 4, 2021

Registration Statement File No. 333-230425

PerkinElmer, Inc.

Pricing Term Sheet

Offering of:

$400,000,000 2.550% Notes due 2031

$400,000,000 3.625% Notes due 2051

(the “Offering”)

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated March 4, 2021 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated March 21, 2019, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-230425). Capitalized terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	PerkinElmer, Inc.

Trade Date: Settlement Date: Security Type:	March 4, 2021 T+2; March 8, 2021 Senior Unsecured Notes

Offering Format:	SEC Registered

Principal Amount:	2031 Notes: $400,000,000 2051 Notes: $400,000,000

Maturity Date:	2031 Notes: March 15, 2031 2051 Notes: March 15, 2051

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning September 15, 2021

Coupon:	2031 Notes: 2.550% 2051 Notes: 3.625%

US Treasury Benchmark:	2031 Notes: 1.125% due February 15, 2031 2051 Notes: 1.625% due November 15, 2050

US Treasury Benchmark Price and Yield:	2031 Notes: 96-02; 1.554% 2051 Notes: 85-01+; 2.325%

Spread to US Treasury Benchmark:	2031 Notes: +100 bps 2051 Notes: +130 bps

Yield to Maturity:	2031 Notes: 2.554% 2051 Notes: 3.625%

Price to Public:	2031 Notes: 99.965% 2051 Notes: 99.999%

Optional Redemption Provision:

Make-Whole Call:

2031 Notes: Prior to December 15, 2030 (the date that is three months prior to the maturity date), make whole call at Treasury Rate plus 15 bps

2051 Notes: Prior to September 15, 2050 (the date that is six months prior to the maturity date), make whole call at Treasury Rate plus 20 bps

Par Call:	2031 Notes: At any time on or after December 15, 2030 2051 Notes: At any time on or after September 15, 2050

Change of Control:	Upon the occurrence of a change of control triggering event, we may be required to offer to repurchase all or a portion of the notes at a price equal to 101% of principal plus accrued and unpaid interest to, but excluding, the repurchase date.

CUSIP / ISIN:	2031 Notes: 714046AH2 / US714046AH29 2051 Notes: 714046AJ8 / US714046AJ84

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. HSBC Securities (USA) Inc.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The issuer files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in the registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain and will contain important information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC’s web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you, when available, the prospectus supplement and the prospectus if you request it by calling J.P. Morgan Securities LLC collect at +1-212-834-4533 or BofA Securities, Inc. toll-free at +1-800-294-1322.

This pricing term sheet supplements the preliminary prospectus supplement issued by PerkinElmer, Inc. on March 4, 2021 relating to its prospectus dated March 21, 2019.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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